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                                                                     Exhibit 5.1

                       [Mayer, Brown & Platt Letterhead]



                               February 3, 1999


The Board of Trustees
ProLogis Trust
14100 East 35th Place
Aurora, Colorado 80011

Gentlemen:

     We have acted as special counsel to ProLogis Trust, a Maryland real estate investment trust ("ProLogis"), in connection with the proposed issuance of the following securities (the "Securities") of ProLogis in connection with the merger (the "Merger") of Meridian Industrial Trust, Inc., a Maryland corporation ("Meridian"), with and into ProLogis pursuant to the Agreement and Plan of Merger between ProLogis and Meridian dated November 16, 1998, as amended (the "Merger Agreement"), as described in ProLogis' Registration Statement on Form S-4 (File No. 333-69001) filed with the Securities and Exchange Commission (the "Registration Statement"): (i) Common Shares of Beneficial Interest, par value $0.01 per share (the "Common Shares") and a corresponding number of Preferred share Purchase Rights, and (ii) 2,000,000 Series E Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (the "Preferred Shares").

     The Securities are to be issued under ProLogis' Amended and Restated Declaration of Trust, as amended and supplemented (the "Declaration of Trust"), filed with the State Department of Assessments and Taxation of Maryland.

     As special counsel to ProLogis, we have examined originals or copies certified or otherwise identified to our satisfaction of the Registration Statement, the Merger Agreement, the Declaration of Trust, ProLogis' Bylaws, resolutions of ProLogis' Board of Trustees and committees thereof and such ProLogis records, certificates and other documents and such questions of law as we considered necessary or appropriate for the purpose of this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of ProLogis. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

     Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that:

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     (1) the Preferred Shares have been duly authorized and, when and if delivered in the manner described in the Merger Agreement, will be legally issued, fully paid and, except as described below, nonassessable; and

     (2) the Common Shares have been duly authorized and, when and if delivered in the manner described in the Merger Agreement, will be legally issued, fully paid and, except as described below, nonassessable.

     Our opinion relating to the nonassessability of the Preferred Shares and the Common Shares does not pertain to the potential liability of shareholders of ProLogis for debts and liabilities of ProLogis. Section 5-419(a) of the Maryland Courts and Judicial Proceedings Code provides that "a shareholder . . . of a real estate investment . . . is not personally liable for the obligations of the real estate investment trust." The Declaration of Trust provides that no shareholder shall be personally or individually liable in any manner whatsoever for any debt, act, omission or obligation incurred by ProLogis or ProLogis' Board of Trustees. The Declaration of Trust further provides that ProLogis shall indemnify and hold harmless shareholders against all claims and liabilities and related reasonable expenses to which they become subject by virtue of their status as current or former shareholders. In addition, we have been advised that ProLogis, as a matter of practice, inserts a clause in its business, management and other contracts that provides that shareholders shall not be personally liable thereunder. Accordingly, no personal liability should attach to ProLogis' shareholders for contract claims under any contract containing such a clause where adequate notice is given. However, with respect to tort claims, contract claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, including Colorado, the state in which ProLogis' principal executive office is located, be personally liable for such claims and liabilities.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement.

                                  Very truly yours,

                                  MAYER, BROWN & PLATT



                                  By: /s/ Michael T. Blair
                                     ------------------------------
                                          Michael T. Blair